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                        Addendum to Management Agreement
                      between Lord Abbett Investment Trust
                           and Lord, Abbett & Co. LLC
                    DATED: OCTOBER 20, 1993 (THE "AGREEMENT")

          Lord, Abbett & Co. LLC and Lord Abbett Investment Trust (the "Trust") on behalf of Lord Abbett Income Strategy Fund and Lord Abbett World Growth & Income Strategy Fund (the "Funds") do hereby agree that (a) the annual management fee rate for the Funds with respect to paragraph 2 of the Agreement shall be as follows: 0.10 of 1% of average daily net assets of each Fund, provided that such management fee charged is based on services provided that are in addition to, rather than duplicative of, services provided pursuant to the advisory contract for any "acquired company." Since Lord Abbett Income Strategy Fund and Lord Abbett World Growth & Income Strategy Fund (each as an "acquiring company") is permitted to invest in shares of another investment company (an "acquired company") that is in the same "group of investment companies" as the Lord Abbett Income Strategy Fund and Lord Abbett World Growth & Income Strategy Fund, the terms quoted in this sentence shall have the same meaning (which shall be incorporated by reference into this addendum) as provided under Section 12(d)(1)(G) of the Investment Company Act of 1940, as amended (the "Act"). In addition, the parties hereby agree that the repayment provisions pursuant to paragraph 5 of the Agreement shall not be applicable to the Funds.

          For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Funds.

                                              LORD, ABBETT & CO. LLC


                                              BY:  /s/ Paul A. Hilstad
                                                   ----------------------------
                                                     Paul A. Hilstad
                                                     Member

Lord Abbett Investment Trust
(on behalf of Lord Abbett Income Strategy Fund and Lord Abbett World Growth & Income Strategy Fund)

BY: /s/ Christina T. Simmons
    ------------------------
        Christina T. Simmons
        Vice President & Assistant Secretary


Dated: As of June 29, 2005